Exhibit 107

Calculation of Filing Fee Table

SC TO-T

(Form Type)

POSEIDA THERAPEUTICS, INC.

(Name of Subject Company (Issuer))

BLUE GIANT ACQUISITION CORP.

(Names of Filing Persons — Offeror)

ROCHE HOLDINGS, INC.

(Names of Filing Persons — Parent of Offeror)

Table 1—Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**

Fees to be Paid	$1,094,088,422.78	0.00015310	$167,504.94

Fees Previously Paid	$—		$—

Total Transaction Valuation	$1,094,088,422.78

Total Fees Due for Filing			$167,504.94

Total Fees Previously Paid			$—

Total Fee Offsets			$—

Net Fee Due			$167,504.94

*Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated as the sum of: (i) 97,774,206 issued and outstanding shares of common stock, par value $0.0001 per share, of Poseida Therapeutics, Inc. (the “Company”), multiplied by $9.34, which is the average of the high and low prices reported by the Nasdaq Global Select Market on December 2, 2024 (which, for the purposes of calculating the filing fee only, shall be referred to as the “Reference Price”); (ii) 13,946,061 shares of Company common stock subject to outstanding Company stock options with a per-share exercise price less than the Reference Price, multiplied by $4.24, which is the difference between the Reference Price and $5.10 (the weighted average exercise price of such Company stock options); (iii) 5,517,448 shares of Company common stock subject to outstanding Company restricted stock unit awards, multiplied by the Reference Price; (iv) 121,122 shares of Company common stock underlying warrants, multiplied by $4.39, which is the difference between the Reference Price and $4.95 (the weighted average exercise price of such shares of Company common stock underlying such warrants); and (v) 7,460,530 shares of Company common stock reserved pursuant to the Company’s 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan and Amended & Restated 2022 Inducement Plan, multiplied by the Reference Price. The calculation of the filing fee is based on information provided by the Company as of December 2, 2024, the most recent practicable date.

**The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2025, effective October 1, 2024, issued August 20, 2024, by multiplying the transaction value by 0.00015310.